UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2013

JAMMIN JAVA CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52161 (Commission File Number)	264204714 (IRS Employer Identification No.)

8200 Wilshire Blvd, Suite 200 Beverly Hills, CA 90211
(Address of principal executive offices and Zip Code)

323-556-0746
Registrant's telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 26, 2013, the Superior Court of the State of California for the County of Los Angeles – Central District (the “Court”) entered an Order for Approval of Stipulation for Settlement of Claims (the “Order”) in the matter titled Ironridge Global IV, Ltd. (“Ironridge”) v. Jammin Java Corp. (the “Company”). The Order and the Stipulation for Settlement of Claims, dated July 26, 2013, between the Company and Ironridge (the “Stipulation”), provides for the full and final settlement of Ironridge’s $2,500,000 claim against the Company (the “Claim Amount”) in connection with past due amounts owed to various creditors in connection with trade payables, the purchase of property and equipment, prior credit agreements, and attorney fees, which Ironridge purchased from such third parties pursuant to Receivable Purchase Agreements, dated on or around July 25, 2013 (the “Claim”).

Pursuant to the terms of the Order and the Stipulation, the Company was required to issue and deliver to Ironridge 5,000,000 shares of the Company’s common stock (the “Initial Issuance”, which shares were issued to Ironridge on July 26, 2013, the “Issuance Date”), par value $0.001 per share (the “Common Stock”) of the Company, in settlement of the Claim which shares are subject to adjustment provided below:

☐
From the date of the Stipulation until that number of consecutive trading days following the Issuance Date required for the aggregate trading volume of the Common Stock to exceed $50,000,000 (the “Calculation Period”), Ironridge will be entitled to that number of shares of Common Stock (the "Final Amount") with an aggregate value equal to the sum of (a)(i) 105% of the Claim Amount plus reasonable attorney fees and expenses, (ii) divided by 80% of the following:  the closing price of the Common Stock on the trading day immediately preceding the date of entry of the Order, not to exceed the arithmetic average of the individual volume weighted average prices (“VWAPs”) of any five trading days during the Calculation Period, less $0.01 per share ("Share Price"); and (b) the sum of (i) the positive difference, if any, between (A) $1,358,299.08 divided by 80% of the average of the lowest five individual daily VWAPs during the Calculation Period, and (B) $1,358,299.08 divided by 80% of the average of the lowest five individual daily VWAPs during the period from May 24, 2013 to the date of entry of the Order, and (ii) the positive difference, if any, between (A) the sum of one and a half times the Initial Issuance, and (B) the number of shares otherwise owed pursuant to the foregoing.

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If at any time during the Calculation Period the Initial Issuance is less than any reasonable possible Final Amount or a daily volume weighted average price is below 80% of the closing price on the day before the Issuance Date, Ironridge may request that the Company reserve and issue additional shares of Common Stock (“True-Up Shares”).

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At the end of the Calculation Period, if the sum of the Initial Issuance and any True-Up Shares does not equal the Final Amount, adjustments shall be made to the shares of Common Stock issued pursuant to the Stipulation and either additional shares shall be issued to Ironridge or Ironridge shall return shares to the Company for cancellation.

The Stipulation provides that at no time shall shares of Common Stock be issued to Ironridge and its affiliates which would result in them owning or controlling more than 9.99% of the Company’s outstanding Common Stock and with regard to at least 5% of the Final Amount, Ironridge shall not sell any shares of Common Stock issuable in connection with such amount until at least six months after entry of the Order.  We also agreed pursuant to the Stipulation that (a) until at least one half of the total trading volume for the Calculation Period has traded, we would not, directly or indirectly, enter into or effect any split or reverse split of our Common Stock; and (b) until at least thirty days from the date the Order is approved, we would not, directly or indirectly, issue any securities pursuant to a Form S-8 registration statement.  Until at least 180 days after the end of the Calculation Period, (a) we agreed that we would not issue, sell or agree to issue or sell any securities to any person other than Plaintiff or its affiliates, except for:   (A) common stock, options or warrants to employees, officers, consultants or directors pursuant to Employee Stock Ownership Plans, or (B) restricted common stock, in transactions with strategic industry, business or operating partners that provide benefits other than the investment of funds, issued at a fixed price not subject to any adjustment, reset or variable element of any kind.

The result of the Order and Stipulation is that a total of $2,500,000 in accounts payable and accrued expenses owed by us to various parties, which was purchased by Ironridge was satisfied by the issuance of shares of our Common Stock as provided above, will come off our balance sheet and will significantly improve our liquidity.

ITEM 3.02. UNREGISTERED SALES OF SECURITIES.

The Company claims an exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended for the issuance of the 5,000,000 shares of the Company’s Common Stock issued to Ironridge in connection with the Initial Issuance, as the issuance of securities was in exchange for bona fide outstanding claims, where the terms and conditions of such issuance were approved by a court after a hearing upon the fairness of such terms and conditions.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
99.1**	Press Release

** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jammin Java Corp.

Date: July 30, 2013	By:	/s/ Anh Tran
Anh Tran
President

EXHIBIT INDEX

Exhibit Number	Description

99.1**	Press Release

** Furnished herewith.